Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2018 RESULTS

- 2018 Net Revenue Increases 93% to $287 Million, Driving Record Net Income and Adjusted EBITDA -

San Diego, CA - March 14, 2018 - Turtle Beach Corporation (Nasdaq: HEAR), the leading gaming headset and audio accessory brand, reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights vs. Year-Ago Quarter:

▪	Net revenue increased 40% to $111.3 million from $79.7 million;

▪	Gross margin increased approximately 90 basis points to 38.5% from 37.6%;

▪	Net income up 73% to $24.6 million, or $1.33 per diluted share, compared to $14.2 million, or $1.15 per diluted share;

▪	Adjusted net income was up 51% to $21.5 million, or $1.33 per diluted share, compared to $14.2 million, or $1.15 per diluted share;

▪	Adjusted EBITDA increased 45% to $25.0 million from $17.2 million; and

▪	Net revenue, gross margin, net income and adjusted EBITDA were all at the highest fourth quarter levels since becoming public in 2014.
2018 Highlights vs. 2017:

▪	Net revenue increased 93% to $287.4 million from $149.1 million;

▪	Gross margin increased approximately 360 basis points to 37.8% from 34.2%;

▪	Net income up significantly to $39.2 million, or $2.74 per diluted share, compared to a net loss of $3.2 million, or $(0.26) per share;

▪	Adjusted net income increased to $44.5 million, or $3.05 per diluted share, compared to a net loss of $3.2 million, or $(0.26) per diluted share;

▪	Adjusted EBITDA increased 399% to $57.7 million from $11.6 million; and

▪	Net revenue, gross margin, net income and adjusted EBITDA were the highest full year levels since becoming public in 2014.
“We had a terrific fourth quarter, which capped off a truly transformational year for Turtle Beach,” said Juergen Stark, CEO, Turtle Beach Corporation. “We achieved record sales and profits, eliminated our long-term debt and maintained disciplined spending, all of which culminated in a dramatic increase in shareholder value.

“In a year of strong market growth, we outperformed the market. According to NPD, our North America market share ended 2018 at 46.1% versus 42.4% in 2017, which positions us as the clear leader in the console gaming headset market. During 2018, the gaming headset market, measured by revenue, was up 69% while Turtle Beach was up 84%.

“We have much to look forward to as we move further into 2019. We expect continued growth in the battle royale genre, as evidenced by the success of EA’s recently launched Apex Legends, to keep gaming headset users upgrading and replacing headsets and to drive growth over time in the headset market. Looking beyond the console headset market, we expect to significantly expand our presence in the PC accessories market, combining our recently launched line of PC gaming headsets with our acquisition of the PC accessories business of ROCCAT GmbH, which, as we announced today, we expect to close in the second quarter of 2019.

“With the addition of ROCCAT, we will significantly increase our total addressable market and can approach new and existing markets with a more robust suite of products that will include a great line-up of PC gaming headsets, keyboards and mice. And with ROCCAT’s emerging presence in Asian markets and our leading position in North America, we believe that we have increased the opportunity to serve gamers globally.

“We believe our market opportunities have never been greater. The significant surge in new users that we saw in 2018 has elevated the market to higher levels, and while we expect the console gaming headset market in 2019 to return to a more normal level, we also expect this level to be significantly greater than it was in 2017, which, along with our new PC product expansions, should result in another year of strong sales and cash flow.

“As we indicated in a Form 8-K we filed earlier today, we are restating both our second and third quarter reports on Form 10-Q to reflect a change in accounting for the warrants that were issued in connection with the retirement of the Series B preferred stock in April 2018. This change in accounting had no impact on our net revenue, gross margin, operating income, adjusted EBITDA or cash flows for any quarter or the full year of 2018. The warrants, which were originally accounted for as equity instruments, are now reported as financial instrument obligations that are marked to market each period, with changes in fair value reflected quarterly in earnings. While we are disappointed this change is requiring us to restate our second and third quarter filings on Form 10-Q, this non-cash effect does not diminish our optimism for our prospects.”

Fourth Quarter 2018 Financial Results
Net revenue in the fourth quarter of 2018 increased 40% to $111.3 million compared to $79.7 million in the year-ago quarter. This was the result of strong market demand for console gaming headsets, driven by increased usage of gaming headsets, particularly among battle royale players, along with the Company’s increase in market share compared to 2017. Net revenue in the fourth quarter of 2018 slightly exceeded the high end of the Company’s preliminary results of $111 million announced on February 7, 2019.

Gross margin in the fourth quarter of 2018 increased approximately 90 basis points to 38.5% compared to 37.6% in the fourth quarter of 2017. The increase was primarily due to continued higher volumes driving fixed cost leverage.

Operating expenses in the fourth quarter of 2018 increased to $17.4 million from $14.0 million in the 2017 period due primarily to an increase in marketing spend, much of which was related to the launch of the new PC headsets, revenue-driven sales-based commissions and expenses, and other operational performance-based compensation.

Net income in the fourth quarter of 2018 increased 73% to $24.6 million, or $1.33 per diluted share, compared to $14.2 million, or $1.15 per diluted share, in the year-ago quarter. The improvement was primarily driven by the significant revenue growth and the corresponding increase in gross margin. Adjusted net income (as defined below in “Non-GAAP Financial Measures”), which excludes the mark-to-market adjustment relating to the financial instrument obligations, was up 51% to $21.5 million, or $1.33 per diluted share, compared to $14.2 million, or $1.15 per diluted share.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2018 increased 45% to $25.0 million compared to $17.2 million in the year-ago quarter. Adjusted EBITDA in the fourth quarter of 2018 met the high end of Company’s preliminary results.

2018 Financial Results
Net revenue in 2018 increased 93% to $287.4 million compared to $149.1 million in 2017. This was the result of the strong market demand for console gaming headsets, driven by increased usage of gaming headsets, particularly among battle royale players, along with the Company’s increase in market share over 2017.

Gross margin in 2018 increased 360 basis points to 37.8% compared to 34.2% in 2017. The increase was primarily due to a favorable product and customer mix, continued higher volumes driving fixed cost leverage, and a less promotional environment. This was partially offset by incremental air freight ($4.0 million) incurred in 2018 to keep pace with increased consumer demand.

Operating expenses in 2018 increased to $54.7 million from $46.2 million in the 2017 period due mainly to higher marketing spending primarily related to new product launches, revenue-driven sales-based commissions and expenses, and other operational performance-based compensation.

Net income in 2018 increased significantly to $39.2 million, or $2.74 per diluted share, compared to a net loss of $3.2 million, or $(0.26) per share, in 2017. Adjusted net income (as defined below in “Non-GAAP Financial Measures”) increased to $44.5 million, or $3.05 per diluted share. The improvement was primarily driven by the significant revenue growth and the corresponding increase in gross margin.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in 2018 increased 399% to $57.7 million compared to $11.6 million in 2017.

Balance Sheet Highlights
On December 17, 2018, Turtle Beach amended its revolving credit agreement with Bank of America and paid off the remaining balances on both its term loan and subordinated debt, materially de-levering the Company. This culminated a year in which the Company repaid $11.7 million of its term loans and $23.9 million of its subordinated notes from operating cash flows and retired its Series B preferred stock obligation with a redemption value of $19.4 million. The only remaining debt outstanding at December 31, 2018 was amounts borrowed under the revolving credit facility. In addition, as a result of the aforementioned change in accounting treatment for the warrants, the Company reflected $7.8 million of financial instrument obligations at December 31, 2018.

At December 31, 2018, the Company had $7.1 million of cash and cash equivalents with $37.4 million outstanding under its revolving credit facility, which the Company fully repaid in the first quarter of 2019 from operating cash flows. This compares to $5.2 million of cash and cash equivalents, $38.5 million outstanding under its revolving credit facility and outstanding debt principal on its term loans and subordinated debt of $33.6 million at December 31, 2017. In addition, at December 31, 2017, the Company had $18.9 million outstanding for its Series B preferred stock obligation.

2019 Outlook
The Company expects that industry demand for headsets will remain strong and that the Company will remain the market share leader. Factors that will influence net revenue in 2019 include the frequency of headset replacement and upgrades, the Company’s market share, the success of the Company’s efforts to grow the PC accessories business (including ROCCAT), and the pace of geographic expansion. The Company expects the overall headset market to contract moderately in 2019 as the number of new gaming headset users returns to a more normal rate.

Full year revenue in 2019 is expected to be in a range of $240 million to $248 million, which includes approximately eight months’ worth of revenue from ROCCAT, which we estimate will be $20 million to $24 million. Gross margin in 2019 is expected to be in the range of 33% to 34% due to reduced operating leverage associated with the decline in revenue, as well as anticipated increases in promotional allowances and one-time charges associated with the ROCCAT acquisition.

The Company expects 2019 operating expenses related to the console headset business to be roughly flat with 2018. Spending related to growth initiatives, which include marketing costs for Turtle Beach PC headsets as well as operating expenses for ROCCAT is estimated to be $10-$12 million. In addition, the Company expects one-time transaction and integration costs associated with the ROCCAT acquisition totaling approximately $3 million over the course of 2019. As a result of these investments in growth initiatives, the Company is targeting a total company net revenue growth rate of over 10% per year on average in the coming years. The 2019 guidance assumes an effective tax rate of 10% for the year.

Net revenue in the first quarter of 2019 is expected to be roughly flat with the first quarter of 2018. Adjusted EBITDA in 2019 is expected to be somewhat lower than 2018 due to higher promotional allowances mostly related to new product introductions, increased marketing spending and additional spending in support of the launch of PC gaming headsets.

	Q1 19 Guidance	FY 19 Guidance
Net Revenue	~$42M	~$240M-$248M
GAAP EPS[1]	~$0.02	~$0.70-$0.90
Adjusted EBITDA[1]	~$0.05	~$0.90-$1.10
Fully Diluted Shares	~16.5M	16.6M
Adjusted EBITDA	~$3.0M	~$27M-$31M

1 The Company’s financial instrument obligation will be marked-to-market each quarter using a Black-Scholes model. GAAP EPS and Adjusted EPS for 2019 as shown in the Company’s outlook exclude the impact of such mark-to-market adjustments as it is impractical to predict. In addition, Adjusted EPS excludes transaction and integration costs related to the acquisition of ROCCAT, which are currently estimated to be approximately $0.6 million and $3.1 million in Q1-19 and the full year 2019, respectively.

With respect to the Company's adjusted EBITDA outlook for the first quarter and full year 2019, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, March 14, 2019, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its fourth quarter and full year 2018 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Thursday, March 14, 2019
Time: 5:00 p.m. ET / 2:00 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 5785276

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET today through March 22, 2019.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 5785276
Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA and adjusted net income, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding the effect of the mark-to-market requirement of the financial instrument obligations and excluding integration and transaction costs related to the acquisition of ROCCAT. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations (e.g., the mark-to-market adjustment for the financial instrument obligations and the integration and transaction costs related to the ROCCAT acquisition). These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months and year ended December 31, 2018.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) is a leading gaming accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand for gamers the world over. Designed for Xbox, PlayStation®, and Nintendo consoles as well as for PC, Mac®, and mobile/tablet devices, owning a Turtle Beach gaming headset gives you the competitive advantage. Hear Everything. Defeat Everyone.™ The Company’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “will”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, changes in the fair value of our outstanding financial instrument obligations, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Investor Relations	Sr. Director - Brand & PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	December 31, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$7,078	$5,247
Accounts receivable, net	52,797	50,534
Inventories	49,472	27,518
Prepaid expenses and other current assets	4,469	3,467
Total Current Assets	113,816	86,766
Property and equipment, net	5,856	4,677
Intangible assets, net	1,036	1,404
Deferred income taxes	—	362
Other assets	1,212	1,042
Total Assets	$121,920	$94,251
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facilities	$37,385	$38,467
Term loan	—	4,173
Accounts payable	17,724	13,459
Other current liabilities	18,488	11,451
Total Current Liabilities	73,597	67,550
Term loans, long-term portion	—	6,789
Series B redeemable preferred stock	—	18,921
Deferred income taxes	187	—
Subordinated notes - related party	—	20,836
Financial instrument obligation	7,848	—
Other liabilities	2,792	2,312
Total Liabilities	84,424	116,408
Commitments and Contingencies
Stockholders' Equity (Deficit)
Common stock, $0.001 par value - 100,000,000 shares authorized; 14,268,184 and 12,349,449 shares issued and outstanding as of December 31, 2018 and 2017, respectively	14	12
Additional paid-in capital	169,421	148,082
Accumulated deficit	(131,463)	(170,048)
Accumulated other comprehensive loss	(476)	(203)
Total Stockholders’ Equity (Deficit)	37,496	(22,157)
Total Liabilities and Stockholders’ Equity (Deficit)	$121,920	$94,251

Turtle Beach Corporation
Consolidated Statements of Operations
(in thousands, except share and per-share data)
(unaudited)
Table 2.

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net Revenue	$111,319	$79,696	$287,437	$149,135
Cost of Revenue	68,428	49,748	178,738	98,132
Gross Profit	42,891	29,948	108,699	51,003
Operating expenses:
Selling and marketing	11,125	8,821	32,389	24,385
Research and development	1,555	1,164	5,611	5,587
General and administrative	4,747	3,960	16,658	15,700
Restructuring charges	—	24	—	533
Total operating expenses	17,427	13,969	54,658	46,205
Operating income	25,464	15,979	54,041	4,798
Interest expense	979	2,199	5,335	7,916
Other non-operating expense (income), net	(1,104)	54	7,779	(463)
Income (loss) before income tax expense (benefit)	25,589	13,726	40,927	(2,655)
Income tax expense (benefit)	975	(505)	1,737	593
Net income (loss)	$24,614	$14,231	$39,190	$(3,248)

Net income (loss) per share:
Basic	$1.73	$1.15	$2.90	$(0.26)
Diluted	$1.33	$1.15	$2.74	$(0.26)
Weighted average number of shares:
Basic	14,250	12,347	13,512	12,336
Diluted	16,213	12,364	14,289	12,336

Turtle Beach Corporation
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

Table 3.

	Year Ended
	December 31, 2018	December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES	42,249	3,418

CASH FLOWS FROM INVESTING ACTIVITIES	(5,079)	(4,411)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	361,073	172,694
Repayment of revolving credit facilities	(362,154)	(170,132)
Repayment of capital leases	—	(4)
Borrowings on term loan	3,265	—
Repayment of term loan	(14,985)	(2,647)
Repayment of subordinated notes	(23,940)	—
Settlement of Series B redeemable preferred stock	(1,390)	—
Proceeds from sale of common stock, net of issuance costs	—	—
Repurchase of commons stock	(246)
Proceeds from exercise of stock options	4,235	—
Debt financing costs	(612)	(73)
Cash portion of loss on debt extinguishment	(375)	—
Net cash used for financing activities	(35,129)	(162)
Effect of exchange rate changes on cash and cash equivalents	(210)	219
Net increase (decrease) in cash and cash equivalents	1,831	(936)
Cash and cash equivalents - beginning of period	5,247	6,183
Cash and cash equivalents - end of period	$7,078	$5,247

Turtle Beach Corporation
Reconciliation of GAAP and Non-GAAP Measures
(in thousands, except per-share data)
(unaudited)
Table 4.

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net Income (Loss)
GAAP Net Income (Loss)	$24,614	$14,231	$39,190	$(3,248)

Loss (Gain) on financial instrument obligation	(3,119)	—	5,291	—

Non-GAAP Earnings	21,495	14,231	44,481	(3,248)

Diluted Earnings Per Share
GAAP - Diluted	$1.33	$1.15	$2.74	$(0.26)

Loss (Gain) on financial instrument obligation	$—	$—	$0.31	$—

Non-GAAP - Diluted	$1.33	$1.15	$3.05	$(0.26)

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 5.

	Three Months Ended
	December 31, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$111,319	$—	$—	$—	$—	$111,319
Cost of Revenue	68,428	(260)	—	111	—	68,279
Gross Profit	42,891	260	—	(111)	—	43,040

Operating Expense	17,427	(750)	(73)	(579)	—	16,025

Operating income (loss)	25,464	1,010	73	468	—	27,015

Interest expense	979
Other non-operating expense (income), net	(1,104)				3,119	2,015

Earnings before income tax expense	25,589
Income tax expense	975
Net income	$24,614			Adjusted EBITDA		$25,000

	Year Ended
	December 31, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$287,437	$—	$—	$—	$—	$287,437
Cost of Revenue	178,738	(627)	—	(289)	—	177,822
Gross Profit	108,699	627	—	289	—	109,615

Operating Expense	54,658	(3,327)	(303)	(1,588)	—	49,440

Operating income (loss)	54,041	3,954	303	1,877	—	60,175

Interest expense	5,335
Other non-operating expense (income), net	7,779				(5,291)	2,488

Earnings before income tax expense	40,927
Income tax expense	1,737
Net income	$39,190			Adjusted EBITDA		$57,687

(1) Other includes unrealized gain (loss) on financial instrument obligation.

Table 5. (continued)

	Three Months Ended
	December 31, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$79,696	$—	$—	$—	$—	$79,696
Cost of Revenue	49,748	(99)	—	—	120	49,769
Gross Profit	29,948	99	—	—	(120)	29,927

Operating Expense	13,969	(975)	(89)	(243)	(24)	12,638

Operating income (loss)	15,979	1,074	89	243	(96)	17,289

Interest expense	2,199
Other non-operating expense (income), net	54					54

Earnings before income tax benefit	13,726
Income tax benefit	(505)
Net income	$14,231			Adjusted EBITDA		$17,235

	Year Ended
	December 31, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$149,135	$—	$—	$—	$—	$149,135
Cost of Revenue	98,132	(578)	—	66	79	97,699
Gross Profit	51,003	578	—	(66)	(79)	51,436

Operating Expense	46,205	(3,496)	(348)	(1,496)	(533)	40,332

Operating income (loss)	4,798	4,074	348	1,430	454	11,104

Interest expense	7,916
Other non-operating expense (income), net	(463)					(463)

Loss before income tax expense	(2,655)
Income tax expense	593
Net loss	$(3,248)			Adjusted EBITDA		$11,567

(2) Other includes business transition costs and restructuring charges.